Exhibit 10.7

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, made and entered into as of              day of              between Cisco Systems, Inc., a California corporation (“Corporation”), and              (“Officer”),

WITNESSETH THAT:

WHEREAS, Officer is an executive officer of Corporation, and in such capacity performs a valuable service for Corporation; and

WHEREAS, in accordance with the authorization provided by Section 204(a)(11) of the California General Corporation Code, as amended (“Code”), Article V of the Restated Articles of Incorporation, as amended (the “Articles”), authorizes Corporation to provide indemnification to its officers through agreements with such officers in excess of the indemnification otherwise permitted by Section 317 of the Code; and

WHEREAS, Corporation recognizes that the indemnification provided by this Agreement is of great importance in attracting highly qualified individuals, such as Officer, to serve as executive officers of Corporation; and

WHEREAS, in order to induce Officer to continue to serve as an executive officer of Corporation, Corporation has determined and agreed to enter into this Agreement with Officer for the purpose of fully implementing the provisions of Sections 204(a)(11) and 317 of the Code and Article V of the Articles;

NOW, THEREFORE, in consideration of Officer’s continued service as a Officer after the date hereof, the parties hereto agree as follows:

1. Indemnity of Officer. Corporation hereby agrees to hold harmless and indemnify Officer to the fullest extent authorized by the provisions of Section 317 of the Code, as it may be amended from time to time.

2. Additional Indemnity. Subject only to the limitations set forth in Section 3 hereof, Corporation hereby further agrees to hold harmless and indemnify Officer:

(a) against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation) to which Officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Officer is, was or at any time becomes an officer, employee or agent of Corporation, or is or was serving or at any time serves at the request of Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

(b) otherwise to the fullest extent as indemnification may be provided to Officer by Corporation under the provisions of Article V of the Articles and Sections 204(a)(11) and 317 of the Code.

3. Limitations on Additional Indemnity.

(a) No indemnification pursuant to Section 2 hereof shall be paid by Corporation for any of the following:

(i) to the extent that Officer is or has been indemnified or reimbursed pursuant to Section 1 hereof or any Directors and Officers Liability Insurance (“D & O Insurance”) purchased and maintained by Corporation;

(ii) with respect to remuneration paid to Officer if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(iii) on account of any suit pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and amendments thereto or similar provisions of any federal, state or local statutory law in which judgment is rendered against Officer for an accounting of profits made from the purchase or sale by Officer of securities of Corporation;

(iv) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

(v) on account of any action, suit or proceeding (other than a proceeding referred to in Section 8(b) hereof) commenced by the Officer against Corporation or against any director, officer or shareholder of Corporation unless authorized in the specific case by action of the Board of Directors;

(b) In addition to those limitations set forth above in paragraph (a) of this Section 3, no indemnification pursuant to Section 2 hereof in an action brought by or in the right of Corporation for breach of the Officer’s duties to Corporation and its shareholders shall be paid by Corporation for any of the following:

(i) on account of Officer’s acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

(ii) on account of acts or omissions that Officer believes to be contrary to the best interests of Corporation or its shareholders or that involve the absence of good faith on the part of Officer;

(iii) with respect to any transaction from which Officer derived an improper personal benefit;

(iv) on account of acts or omissions that show a reckless disregard for Officer’s duty to Corporation or its shareholders in circumstances in which Officer was aware, or should have been aware, in the ordinary course of performing a Officer’s duties, of a risk of serious injury to Corporation or its shareholders;

(v) on account of acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Officer’s duty to Corporation or its shareholders;

(vi) to the extent prohibited by Section 310 of the Code (contracts in which a director has material financial interest), if applicable;

(vii) to the extent prohibited by Section 316 of the Code (corporate actions subjecting directors to joint and several liability for prohibited distributions, loans and guarantees), if applicable; or,

(viii) in any circumstances in which indemnity is expressly prohibited by Section 317 of the Code.

4. Contribution. If the indemnification provided in Sections 1 and 2 is unavailable and may not be paid to Officer for any reason other than those set forth in Section 3 (excluding subsections 3(b)(viii)), then in respect of any threatened, pending or completed action, suit or proceeding in which Corporation is jointly liable with Officer (or would be if joined in such action, suit or proceeding), Corporation shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Officer in such proportion as is appropriate to reflect (i) the relative benefits received by Corporation on the one hand and Officer on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of Corporation on the one hand and of Officer on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of Corporation on the one hand and of Officer on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

5. Continuation of Obligations. All agreements and obligations of Corporation contained herein shall continue during the period Officer is a director, officer, employee or agent of Corporation (or is or was serving at the request of Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Officer was an officer of Corporation or serving in any other capacity referred to herein.

6. Notification and Defense of Claim. Promptly after receipt by Officer of notice of the commencement of any action, suit or proceeding, Officer will, if a claim in respect thereof is to be made against Corporation under this Agreement, notify Corporation of the commencement thereof; but the omission so to notify Corporation will not relieve it from any liability which it may have to Officer otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Officer notifies Corporation of the commencement thereof:

(a) Corporation will be entitled to participate therein at its own expense;

(b) Except as otherwise provided below, to the extent that it may wish, Corporation jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel satisfactory to Officer (such consent not to be unreasonably withheld). After notice from Corporation to Officer of its election to assume the defense thereof, Corporation will not be liable to Officer under this Agreement for any legal or other expenses subsequently incurred by Officer in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Officer shall have the right to employ counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from Corporation of its assumption of the defense thereof shall be at the expense of Officer unless (i) the employment of counsel by Officer has been authorized by Corporation, (ii) Officer shall have reasonably concluded that there may be a conflict of interest between Corporation and Officer in the conduct of the defense of such action, or (iii) Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of Corporation. Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of Corporation or as to which Officer shall have made the conclusion provided for in (ii) above; and

(c) Corporation shall not be liable to indemnify Officer under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. Corporation shall not settle any action or claim in any manner that would impose any penalty or limitation on Officer without Officer’s written consent. Neither Corporation nor Officer will unreasonably withhold its consent to any proposed settlement.

7. Advancement and Repayment of Expenses.

(a) In the event that Officer employs his or her own counsel pursuant to Section 6(b)(i) through (iii) above, Corporation shall advance to Officer, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding within ten (10) days after receiving copies of invoices presented to Officer for such expenses; and

(b) Officer agrees that Officer will reimburse Corporation for all reasonable expenses paid by Corporation in defending any civil or criminal action, suit or proceeding against Officer in the event and only to the extent it shall be ultimately determined by a final judicial decision (from which there is no right of appeal) that Officer is not entitled, under applicable law, the Articles or Bylaws, this Agreement or otherwise, to be indemnified by Corporation for such expenses.

8. Enforcement.

(a) Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on Corporation hereby in order to induce Officer to serve as a Officer of Corporation, and acknowledges that Officer is relying upon this Agreement in serving in such capacity.

(b) In the event Officer is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Corporation shall reimburse Officer for all of Officer’s reasonable fees and expenses in bringing and pursuing such action.

9. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

10. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

11. Binding Effect. This Agreement shall be binding upon Officer and upon Corporation, and their respective successors and assigns, and shall inure to the benefit of Officer, his or her heirs, personal representatives and assigns and to the benefit of Corporation, its successors and assigns.

12. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

13. Subrogation. In the event of payment under this Agreement, Corporation shall be subrogated to the extent of such payment to any right Officer may have for recovery of the amounts so paid from any third party. Officer agrees to execute all documents required and do all other acts necessary to effect the foregoing provisions and permit Corporation to enforce the rights so subrogated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CISCO SYSTEMS, INC.

By:

OFFICER